Exhibit 99.1
Coleman Cable, Inc. Announces Fourth-Quarter 2009 Financial Results
WAUKEGAN, Ill., March 3, 2010 — Coleman Cable, Inc. (NASDAQ: CCIX) (the “Company,” “Coleman,” “we,” “us,” or “our”), a leading manufacturer and innovator of electrical and electronic wire and cable products, announced fourth-quarter 2009 financial results.
•	Sales of $140.1 million

•	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) of $14.6 million

•	Adjusted Earnings Per Share (Adjusted EPS) of $0.09 per diluted share
Management Comments
“We are pleased to report fourth-quarter 2009 Adjusted EBITDA and Adjusted EPS that show significant improvement on a year-over-year basis and represent the fourth consecutive quarter of sequential improvement,” said Gary Yetman, president and CEO. “This continued improvement reflects the positive effect of our cost reductions and capacity adjustments. In light of our 2009 efforts to improve our cost structure, we believe we are well positioned to benefit from any future improvement in the economy and increased demand.”
Mr. Yetman continued, “We have also continued to improve our capital structure. In February 2010, we successfully completed the refinancing of our 9.875% unsecured senior notes due 2012 through the private placement of $235.0 million of 9.0% unsecured senior notes due in 2018. We undertook this refinancing to capitalize on what we believe were favorable conditions in the bond market at the time and to extend the maturity of our senior notes from 2012 to 2018, while at the same time reducing our annual cash interest requirements by approximately $1.0 million.”
Mr. Yetman concluded, “Despite stable volume levels, our outlook remains fairly cautious as we believe economic conditions will remain challenging in the near term, with continued pricing pressures resulting from excess industry capacity and weak overall demand. Additionally, our visibility of when we may experience a sustained period of volume growth remains limited. Factoring in a continuation of the demand trends seen thus far in 2010, stability in copper prices, higher revenue from our recently introduced industrial cable products, and the fact that the first quarter of 2010, as in prior years, will likely reflect a degree of seasonal softness as compared to the back half of the year, we expect first-quarter 2010 net sales to be between $140 million and $150 million, Adjusted EBITDA to be between $12.5 million and $14.5 million, and Adjusted EPS to be between $0.05 and $0.11 per diluted share.”
Fourth-Quarter Financial Results Summary
For the fourth quarter of 2009, Coleman generated a net loss of $3.3 million, or a $0.20 loss per diluted share, as compared to a net loss of $34.1 million, or a $2.03 loss per diluted share, for the same period of 2008. The improvement in our 2009 fourth quarter results as compared to the fourth quarter of 2008 primarily reflects the positive effect of recent cost reductions and capacity adjustments, as well as the
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positive impact of our customer rationalization within our OEM segment. Additionally, the results for the fourth quarter of 2008 included $29.3 million, or ($1.15) per diluted share, of non-cash asset impairment charges primarily related to the Company’s OEM segment. In addition to these non-cash asset impairments recorded during the fourth quarter of 2008, our fourth quarter results for both 2009 and 2008 were impacted by certain other significant items. The income tax expense (benefit) line item for the fourth quarter of 2009 included an out-of-period adjustment which increased fourth quarter income tax expense by $2.9 million (or $0.18 per diluted share) to correct the amount of income tax benefit recorded in relation to the non-cash goodwill impairment charge of $69.5 million recorded in the first quarter of 2009. This adjustment had no impact on full-year 2009 results. Both 2008 and 2009 fourth quarter results included restructuring charges. We recorded $1.4 million, or ($0.05) per diluted share, of restructuring charges in the fourth quarter of 2009, primarily lease and other holding costs related to the closure of our East Longmeadow, Massachusetts and Oswego, New York, manufacturing facilities in 2009, and for lease and other holding costs associated with plants closed in 2008 primarily in connection with the integration of our 2007 acquisitions. Results for the fourth quarter of 2008 included $4.7 million, or ($0.19) per diluted share, in restructuring charges incurred in connection with the integration of the 2007 acquisitions. Additionally, fourth-quarter 2009 results included $1.0 million, or ($0.03) per diluted share, of asset impairment charges related to properties that are currently being held for sale. Finally, fourth quarter 2009 results included a benefit of $0.1 million, or $0.00 per diluted share, related to the favorable impact of foreign currency exchange rates on the Company’s Canadian subsidiary, as compared to a $2.2 million loss, or $0.09 per diluted share, related to the unfavorable impact of foreign currency exchange rates on the Company’s Canadian subsidiary for the fourth quarter of 2008.
Coleman reported net sales of $140.1 million for the fourth quarter of 2009 compared to net sales of $182.2 million in the same period last year, a decrease of 23.1 percent. Volume (total pounds shipped) decreased 25.5 percent in the fourth quarter of 2009 compared to the same prior-year period. These declines reflect a significant contraction in demand across the Company’s business in the face of recessionary conditions, as well as the planned downsizing of Coleman’s OEM segment.
The Company’s total debt (net of cash) was reduced by $27.2 million from $256.5 million at December 31, 2008, to $229.3 million at December 31, 2009.
Non-GAAP Results
In an effort to better assist investors in understanding Coleman’s financial results, as part of this release, the Company provides Adjusted Net Income, Adjusted EPS, and Adjusted EBITDA, all of which are measures not defined under accounting principles generally accepted in the United States (GAAP). Management believes these numbers are useful to investors in understanding the results of operations because they illustrate the impact that interest, taxes, depreciation, amortization, and other non-recurring and/or non-cash charges had on results. These terms are used in this release as they are calculated in the financial information set forth below.
Webcast
Coleman Cable has scheduled its conference call for Thursday, March 4, 2010, at 10:00 a.m. Central time. Hosting the call will be Gary Yetman, president and CEO, and Richard Burger, executive vice president and CFO. A live broadcast of the Company’s conference call, along with accompanying visuals, will be available on-line through the Company’s Web site at http://investors.colemancable.com/events.cfm. The webcast will be archived for 90 days.
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About Coleman Cable, Inc.
Coleman Cable, Inc. is a leading manufacturer and innovator of electrical and electronic wire and cable products for the security, sound, telecommunications, electrical, commercial, industrial, and automotive industries. With extensive design and production capabilities and a long-standing dedication to customer service, Coleman Cable, Inc. is the preferred choice of cable and wire users throughout the United States.
Various statements included in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact constitute forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “believes,” “plans,” “anticipates,” “expects,” “estimates,” “continues,” “could,” “may,” “might,” “potential,” “predict,” “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about Coleman Cable’s expectations, beliefs, plans, objectives, assumptions or future events, financial results or performance contained in this release are forward-looking statements. Coleman Cable has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While Coleman Cable believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in Coleman Cable’s most recent Annual Report on Form 10-K (available at www.sec.gov), may cause its actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Some of the key factors that could cause actual results to differ from Coleman Cable’s expectations include:
•	fluctuations in the supply or price of copper and other raw materials;

•	increased competition from other wire and cable manufacturers, including foreign manufacturers;

•	pricing pressures causing margins to decrease;

•	further adverse changes in general economic and capital market conditions;

•	changes in the demand for Coleman Cable’s products by key customers;

•	additional impairment charges related to our goodwill and long-lived assets;

•	changes in the cost of labor or raw materials, including PVC and fuel;

•	failure of customers to make expected purchases, including customers of acquired companies;

•	failure to identify, finance or integrate acquisitions;

•	failure to accomplish integration activities on a timely basis;

•	failure to achieve expected efficiencies in our manufacturing consolidations and integration activities;

•	unforeseen developments or expenses with respect to our acquisition, integration and consolidation efforts;

•	increase in exposure to political and economic development, crises, instability, terrorism, civil strife, expropriation, and other risks of doing business in foreign markets;

•	impact of foreign currency fluctuations and changes in interest rates;

•	impact of renegotiation of extension of labor agreements; and

•	other risks and uncertainties, including those described under “Item 1A. Risk Factors.” in Coleman Cable’s most recent Annual Report on Form 10-K.
In addition, any forward-looking statements represent Coleman’s views only as of today and should not be relied upon as representing its views as of any subsequent date. While Coleman may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change and, therefore, you should not rely on these forward-looking statements as representing Coleman’s views as of any date subsequent to today.
CCIX-G
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Investor Contacts:
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com
Financial Tables Follow
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COLEMAN CABLE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(Thousands, except per share date)
(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2009	2008	2009	2008
	as Reported		as Reported
Net Sales	$140,103	$182,195	$504,152	$972,968
Cost of goods sold	118,314	175,633	428,485	879,367

Gross Profit	21,789	6,562	75,667	93,601

% of net sales	15.6%	3.6%	15.0%	9.6%

Selling, engineering, general and administrative expenses	10,413	11,758	40,821	52,227
Intangible Amortization	2,054	3,117	8,827	12,006
Impairment Charge	962	29,276	70,761	29,276
Restructuring Expense	1,419	4,710	5,468	10,225

Operating Profit	6,941	(42,299)	(50,210)	(10,133)
Interest Expense	6,310	7,111	25,323	29,656
Gain on Repurchase of Bonds	—	—	(3,285)	—
Other (income) expense, net	(128)	2,113	(1,195)	2,181

Pre Tax Income	759	(51,523)	(71,053)	(41,970)
Income Tax Provision	4,092	(17,424)	(4,034)	(13,709)

Net Income / (Loss)	$(3,333)	$(34,099)	$(67,019)	$(28,261)

Earnings per share data
Net income (loss) per common share

Basic	$(0.20)	$(2.03)	$(3.99)	$(1.68)
Diluted	$(0.20)	$(2.03)	$(3.99)	$(1.68)

Weighted average common shares outstanding

Basic	16,809	16,787	16,809	16,787
Diluted	16,809	16,787	16,809	16,787
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COLEMAN CABLE, INC. AND SUBSIDIARIES
Non-GAAP Results
(Thousands)

	2008		2009
	Q4	Year	Q4	Year
Net income (loss)	(34,099)	(28,261)	(3,334)	(67,019)
Interest expense-net	7,111	29,656	6,309	25,323
Income tax expense (benefit)	(17,424)	(13,709)	4,092	(4,034)
Depreciation & amortization	7,413	28,594	5,314	21,883

EBITDA	$(36,999)	$16,280	$12,381	$(23,847)

% of net sales	-20.3%	1.7%	8.8%	-4.7%

Adjusted Results
Income (loss) before income taxes, as reported	$(51,520)	$(41,970)	$758	$(71,053)
Asset impairments	29,276	29,276	963	70,761
Restructuring charges	4,710	10,225	1,419	5,468
Gain on repurchase of debt	—	—	—	(3,285)
Currency translations, net	2,218	2,250	(127)	(1,195)
Inventory theft insurance receivable allowance	—	1,588	—	—

Income before income taxes, adjusted	(15,316)	1,369	3,013	696
Income tax expense (benefit), adjusted	(5,180)	27	1,529	360

Adjusted net income (loss)	$(10,136)	$1,342	$1,484	$336

Adjusted earnings per share data
Adjusted net income (loss) per common share
Adjusted basic	$(0.60)	$0.08	$0.09	$(0.02)
Adjusted diluted	$(0.60)	$0.08	$0.09	$(0.02)

Weighted average common shares outstanding
Basic	16,787	16,787	16,809	16,809
Diluted	16,787	16,787	16,809	16,809

EBITDA	(36,999)	16,280	12,381	(23,847)
Asset impairments	29,276	29,276	963	70,761
Restructuring charges	4,710	10,225	1,419	5,468
Gain on repurchase of debt	—	—	—	(3,285)
Currency translations, net	2,218	2,250	(127)	(1,195)
Inventory theft insurance receivable allowance	—	1,588	—	—

Adjusted EBITDA	$(795)	$59,619	$14,636	$47,902

% of net sales	-0.4%	6.1%	10.4%	9.5%
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Reconciliation of First Quarter 2010 Earnings Target to GAAP
For the first quarter of 2010, the Company is currently targeting diluted Adjusted EPS to be in the range of $0.05 to $0.11per share. On a GAAP basis, the Company is currently targeting diluted EPS to be in the range of ($0.30) to ($0.18) per share, including a projected loss of approximately $0.30 per diluted share from the February 2010 refinancing of our 2012 Senior Notes.
Adjusted EPS is Net Income calculated on a diluted EPS basis excluding asset impairments, restructuring costs, gains and losses on debt repurchases and refinancings, and foreign currency gains and losses recorded at our Canadian subsidiary.

*	Rounding differences may occur for various calculated amounts.
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COLEMAN CABLE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Thousands)

	December 31,	December 31,
	2009	2008
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$7,599	$16,328
Accounts receivable, net of allowances	86,393	97,038
Inventories	66,222	73,368
Deferred income taxes	3,129	4,202
Assets held for sale	3,624	3,535
Prepaid expenses and other current assets	5,959	10,688

Total current assets	172,926	205,159

PROPERTY, PLANT AND EQUIPMENT, NET	50,666	61,443
GOODWILL	29,064	98,354
INTANGIBLE ASSETS, NET	30,584	39,385
DEFERRED INCOME TAXES	434	—
OTHER ASSETS, NET	6,433	7,625

TOTAL ASSETS	$290,107	$411,966

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$14	$30,445
Accounts payable	17,693	27,408
Accrued liabilities	$23,980	$31,191

Total current liabilities	41,687	89,044

LONG-TERM DEBT	236,839	242,369
LONG-TERM LIABILITIES	3,823	4,046
DEFERRED INCOME TAXES	2,498	7,088

SHAREHOLDERS’ EQUITY:
Common Stock	17	17
Additional paid in capital	88,475	86,135
Accumulated other comprehensive income	(245)	(765)
Retained earnings (accumulated deficit)	(82,987)	(15,968)

Total shareholders’ equity	5,260	69,419

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$290,107	$411,966

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